Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 28th day of September 2025, by and between Barbara Humpton (the “Executive”) and USA Rare Earth, Inc., a Delaware corporation (the “Company”). This Agreement shall be effective as of October 1, 2025 (the “Effective Date”).
RECITALS

WHEREAS, effective as of the Effective Date, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein; and

WHEREAS, on and following the Effective Date, the Executive shall be eligible to receive the compensation and benefits provided pursuant to this Agreement in connection with the Executive’s services hereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Terms; At-Will Employment. The Company shall employ the Executive, and the Executive shall be employed by the Company, pursuant to the terms of this Agreement commencing as of the Effective Date. The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, subject to the terms of this Agreement and the Company’s Severance and Change of Control Protection Plan (the “Plan”) attached as Exhibit A hereto, as may be amended from time to time. In addition, subject to the terms of this Agreement and the Plan, the Company reserves the right to modify the Executive’s compensation, duties or reporting relationship at any time to meet business needs. The Executive acknowledges that nothing in this Agreement, or in any written or unwritten policies of the Company, including the Company’s employee handbook, changes the at-will status of the Executive’s employment.

(b)Position and Duties. The Executive shall serve as the Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Company’s Board of Directors (the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. The Executive may only serve on other corporate boards of directors with the approval of the Board and for so long as such other corporations are not competitors of the Company. In addition, the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of her duties to the Company. Notwithstanding the foregoing, the Executive may continue to engage in the activities set forth on Exhibit B hereto, which have been pre-approved by the Board as part of the approval of this Agreement. The Executive’s principal place of work shall be Washington, D.C., or as otherwise determined in consultation between the Executive and the Board, subject to business travel as may be required by the needs of the Company.

(c)Board Service. In connection with the commencement of the Executive’s employment with the Company, the Board shall nominate (and, as applicable, renominate from time to time, provided such renomination is consistent with the Board’s fiduciary duties under applicable law) the Executive for election as a member of the Board so long as the Executive is serving as the Company’s Chief Executive Officer.

2.Compensation.

(a)Base Salary. The Executive’s base salary shall be $750,000 per year. The Executive’s base salary shall be subject to annual review by the Board or the Compensation Committee of the Board (the “Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers. The Executive acknowledges and agrees that she shall also serve as a member of the Board and, to the extent requested by the Board, provide services to one or more of the Company’s direct or indirect parent companies, subsidiaries or affiliates (whether as a director, officer or otherwise), in each case, without additional compensation.

(b)Annual Cash Incentive Compensation. The Executive shall be eligible to receive a cash incentive bonus annually, subject to the terms adopted by the Board based on performance targets established by the Board (or the Committee) (the “Annual Bonus”). The Executive’s target bonus opportunity for 2026 will be 100% of Base Salary. The Annual Bonus will be paid in the fiscal year following the fiscal year for which it is earned, but not later than March 31 of such fiscal year, subject to the Executive’s continued employment on the payment date (except as otherwise provided in Section 3).

(c)Equity Incentive Compensation. The Executive shall be eligible to receive equity incentive awards under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, as amended from time to time (the “Equity Plan”), based on the Board’s assessment of market-competitive conditions and the Executive’s overall individual performance. The design and delivery of any such equity incentive awards, and the grant of such equity incentive awards, will be determined by and subject to the approval of the Board following recommendation by the Committee.

In connection with the Executive’s appointment as Chief Executive Officer pursuant to this Agreement, as of the Effective Date, the Executive shall be granted the following equity incentive awards pursuant to the Equity Plan and the Company’s standard form of award agreement thereunder, in each case, subject to Board approval:

(i)For the 2026 fiscal year, a one-time equity incentive grant of restricted stock units (“RSUs”) with a grant date value of $4,000,000, which will vest in one-third (1/3) increments on the first three anniversaries of the grant date (or, if later, the first open trading window following the applicable vesting date).

(ii)A one-time special equity incentive grant of RSUs with a grant date value of $5,000,000 that will vest in one-third (1/3) increments on the first three anniversaries of the grant date (or, if later, the first open trading window following the applicable vesting date).

(iii)A one-time sign-on equity incentive grant of RSUs with a grant date value of $1,000,000 that will vest in one-half (1/2) increments on the first two anniversaries of the grant date (or, if later, the first open trading window following the applicable vesting date).

The awards set forth in (ii) and (iii) above will be approved by the Board and granted in connection with the execution of this Agreement. Future long-term equity incentive grants will be structured by the Committee in accordance with the Company’s corporate objectives and performance goals, with an anticipated annual target value of $4,000,000.

(d)Employee Benefits. The Executive will be entitled to participate in the Company’s employee benefit plans and programs in effect from time to time and available to all full time U.S.-based employees, including those with respect to paid time off, subject to the terms of such plans and programs; provided, that the Executive shall be entitled to five weeks of paid time off (pro-rated for partial years), subject to the Company’s paid time off policy as in effect from time to time. Notwithstanding the foregoing, the Company may modify and/or terminate its employee benefit plans and programs offered to full time U.S.-based employees at any time.

(e)Expenses. The Executive shall be entitled to receive reimbursement for all reasonable, documented business expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

3.Termination of Employment.

(a)Termination. The Executive’s employment shall terminate on the first of the following to occur:

(i)Automatically upon the date of the death of the Executive.

(ii)Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that (A) the Executive qualifies to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or any affiliate to which the Executive provides services; or (B) the Executive is determined to be totally disabled by the Social Security Administration.

(iii)Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in the Plan.

(iv)Immediately upon written notice by the Company to the Executive of an involuntary termination of employment without Cause (other than due to death or Disability).

(v)Upon sixty (60) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (as defined in the Plan) (which the Company may, in its sole discretion, make effective earlier than any notice date).

(vi)In accordance with the terms of the Plan for any resignation by the Executive for Good Reason.

(b)Accrued Obligations. Subject to the terms of the Plan, if the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) accrued but unpaid base salary through the date of termination, which shall be paid within the time required by applicable law, but no later than thirty (30) days following the date of termination, (ii) reimbursement for all incurred but unreimbursed expenses for which the Executive is entitled to reimbursement in accordance with this Agreement, (iii) vested benefits to which the Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company and (iv) any other amounts required by applicable law.

(c)Plan Participation. The Executive shall be eligible to participate in the Plan, subject to and in accordance with the terms and conditions of the Plan, which shall among other things govern cash and equity-related severance benefits in both “change of control” and “non‐change of control” situations, including the terms and conditions of such payments and benefits, as further detailed in the Plan.

(d)Other Obligations. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from any position as an officer, director or fiduciary of the Company and any Company-related entity.

4.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)The parties intend that this Agreement shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

5.Restrictive Covenants.

(a)Confidentiality. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, and/or competitors. Subject to Sections 5(l) and 5(m) below, the Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)Noncompetition. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company and its subsidiaries, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its subsidiaries, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and its subsidiaries, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its subsidiaries in the course of the Executive’s employment. Accordingly, during employment, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or in any other material business in which the Company or any of its subsidiaries is engaged or in which they have planned to be engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries, so long as the Executive has no active participation in the business of such corporation.

(c)Non-solicitation.

(i)During employment and for a period of twelve (12) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is an established customer or supplier of the Company or any of its subsidiaries with whom the Executive had material contact or about whom the Executive obtained Confidential Information during the twelve (12)-month period immediately prior to the termination of Executive’s employment for any reason, to purchase goods or services then sold by the Company or any of its subsidiaries from another person, firm, corporation or other entity, or stop supplying or purchasing, as applicable, or decrease the amount of goods, materials or services being supplied to or purchased from the Company or any of its subsidiaries, as applicable.

(ii)During employment and for a period of twelve (12) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee, consultant or individual independent contractor of the Company or any of its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity or hire or retain any such employee, consultant or individual independent contractor, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, consultant or individual independent contractor. Any person described in this Section 5(c)(ii) shall be deemed covered by this Section 5(c)(ii) while so employed or retained and for a period of six (6) months thereafter. For the avoidance of doubt, nothing in this Section 5(c)(ii) shall impair the Executive from providing letters of recommendation from time to time.

(d)Non-disparagement. Subject to Sections 5(l) and 5(m) below, the Executive agrees not to make or publish negative comments or otherwise disparage the Company or any of its affiliates or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company, and the Company agrees that the Company shall direct its executive officers and directors not to make or publish negative comments or otherwise disparage the Executive other than in the good faith performance of their duties to the Company while employed thereby, and upon issuing such directive, the Company shall have satisfied its non-disparagement obligation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)Inventions.

(i)The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company or any of its affiliates, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company or its affiliates, either while performing the Executive’s duties with the Company or its affiliates or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of employment, or upon the Company’s request. The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to employment, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to employment, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii)In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company or its affiliates that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii)The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transferor provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive represents and warrants that she does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. The Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(f)Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)Reasonableness Of Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 5 hereof, the Executive will provide a copy of this Agreement (including, without limitation, this Section 5) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 5) with such entity or any other entity to which the Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 5.

(h)Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that during employment and, with respect to any matter in which the Executive seeks indemnification pursuant to Section 16, thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will provide reasonable assistance to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Company shall reimburse the Executive for all reasonable, out-of-pocket expenses incurred by the Executive in connection with any cooperation provided pursuant to this Section 5(h). Executive agrees that while employed by the Company and, with respect to any matter in which Executive seeks indemnification pursuant to Section 16, thereafter, Executive will promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.

(i)Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive induration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law.

(j)Tolling. In the event of any violation of the provisions of this Section 5, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall, to the maximum extent permitted by applicable law, be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(k)Survival Of Provisions. The obligations contained in Section 5 shall survive the termination of the Executive’s employment and the Executive’s employment with the Company and shall be fully enforceable thereafter.

(l)DTSA. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(m)Employee Protections. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede the Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) filing a complaint or charge with any governmental agency, such as the U.S. Equal Employment Opportunity Commission or a state or local fair employment practices agency, (iii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission, Congress, and any agency Inspector General, (iv) accepting any U.S. Securities and Exchange Commission Awards, or (v) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made.

(n)Equitable Relief And Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

6.Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information (other than confidentiality restrictions (if any)) or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company shall not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive shall not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive shall not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

7.No Conflicts. The Executive agrees that during the course of employment with the Company, the Executive shall not, without the prior written consent of the Company, either directly or indirectly, through an affiliated or controlled entity or person, or as an employee, partner, consultant, proprietor, principal, agent, or otherwise in any other capacity, work for, render services to, own, manage, operate, engage in any business anywhere in the world which is in competition with the business of the Company.

8.Withholding; Tax Effect. All payments made to the Executive under this Agreement shall be subject to all applicable tax and other withholding requirements and shall be subject to all authorized deductions. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for the tax impact associated with any payments or benefits made hereunder.

9.Assignment. The Company may assign its rights and obligations under this Agreement without the Executive’s consent to any successor in interest. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns; provided that the services provided by the Executive are of a personal nature and the Executive cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of the Executive’s rights or obligations under this Agreement (and any such purported action by the Executive shall be null and void).

10.Severability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

12.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Company’s Chief Legal Officer, with a copy to legal@usare.com.

14.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company upon approval of the full Board.

15.Governing Law; Arbitration; Service of Process; Waiver of Jury Trial.

(a)This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced exclusively in accordance with, the internal laws of the State of Delaware, including its statutes of limitations.

(b)The Executive and the Company agree that all claims arising out of or relating to her employment, including its termination and the interpretation of this Agreement, and including any claims or disputes related to discrimination or harassment (to the extent permitted by applicable law), shall be resolved exclusively by binding arbitration pursuant to the Federal Arbitration Act (“FAA”). The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules which may be found at http://www.adr.org, and will be held in the State of Delaware. The Company shall bear the cost of the arbitrator’s fee and the arbitration expenses, and each party in the arbitration shall bear her/its own attorneys’ fees and legal costs; provided, however, that if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permissible by applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. For the avoidance of doubt, any claim or dispute of sexual assault or sexual harassment may be pursued by the Executive in arbitration pursuant to this Section 15 or in an appropriate state or federal court having jurisdiction over the claim.

(c)Each party may be served with process in any manner permitted under Delaware law, or by United States registered or certified mail, return receipt requested.

(d)BY EXECUTION OF THIS AGREEMENT, THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED ON THIS AGREEMENT.

16.Indemnification. To the fullest extent permitted by applicable law and as provided in the Company’s bylaws, during the term of this Agreement and for such period thereafter as may be necessary to continue to indemnify the Executive for the Executive’s acts while an officer or director of the Company in accordance with this Section 16, the Company agrees to defend and indemnify the Executive against and to hold the Executive harmless from any and all claims and liabilities expenses (but excluding disputes arising under this Agreement, and claims asserted by the Company, the Board, of any of the Company’s affiliates) asserted against the Executive for actions taken or omitted to be taken by the Executive in good faith and within the scope of the Executive’s responsibilities as an officer or employee of the Company and its affiliates during the term of this Agreement. The Company shall cause the Executive to be provided coverage under any D&O liability insurance policies that are maintained by the Company from time to time in the same manner as other executive officers and directors of the Company are covered.

17.No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third-party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

18.Entire Agreement. This Agreement (together with all Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and/or oral understandings between the parties with regard to the subject matter hereof. For the avoidance of doubt, all Exhibits attached hereto shall be incorporated into and form a part of this Agreement.

19.Legal Counsel. The Executive expressly acknowledges that the Company has advised the Executive to consult with independent legal counsel of her choosing to review and explain to the Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement. The Company shall pay directly or reimburse Executive for the reasonable attorneys’ fees incurred by the Executive in negotiating this Agreement, up to $7,500, upon the Company’s receipt of such appropriate documentation thereof as the Company may require.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Any counterpart may be executed by facsimile or electronic signature and such facsimile or electronic signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year indicated above.

USA RARE EARTH, INC.

By:	/s/ Michael Blitzer
Michael Blitzer
Chairman of the Board

By:	/s/ Barbara Humpton
BARBARA HUMPTON

Exhibit A

USA Rare Earth, Inc. Severance and Change of Control Protection Plan

[See attached.]

Exhibit B

Permitted Activities

[See attached.]